Contact:
Curt Stoelting
CEO
ph: 630-633-3408
or
Jody Taylor
CFO
ph: 630-633-3151

RC2 Corporation Reports 2003 Second Quarter Results;
Maintains Positive Outlook for the Full Year

Bolingbrook, IL – July 30, 2003 – RC2 Corporation (NASDAQ:RCRC), formerly Racing Champions Ertl Corporation, today announced its results for the second quarter and six months ended June 30, 2003. Net income was $3.7 million or $0.21 per diluted share in the 2003 second quarter as compared with $5.0 million or $0.29 per diluted share in the year ago second quarter. Net income for the six months ended June 30, 2003 was $6.6 million or $0.37 per diluted share as compared with $7.8 million or $0.47 per diluted share for the six months ended June 30, 2002. Results include Learning Curve International, Inc. (Learning Curve) from March 1, 2003. As this acquisition was accounted for using the purchase method, periods prior to the acquisition effective date do not include any results for Learning Curve.

Second Quarter Operating Results
Net sales for the second quarter increased by 45.9% to $70.1 million compared with $48.0 million for the second quarter a year ago. This sales increase was primarily attributable to the addition of Learning Curve. Sales increases occurred in the traditional children’s toys and automotive, high performance and racing vehicle replicas categories, and were partially offset by decreases in other product categories. (Refer to the attached supplemental sales reporting schedule.) Gross margin decreased to 48.8% from 54.0%, primarily due to less favorable product sales mix in the second quarter of 2003 as compared with the same period last year. Selling, general and administrative expenses as a percentage of net sales were 38.2% in 2003 compared with 35.0% in 2002. The increase in selling, general and administrative expenses was primarily due to the addition of Learning Curve. Operating income decreased to $7.4 million or 10.6% of net sales from $9.1 million or 19.0% of net sales in the prior year second quarter.

Additional Second Quarter Sales Information
Net sales of Learning Curve branded products totaled $26.4 million in the second quarter which represents a 4.3% decrease when compared to Learning Curve’s second quarter 2002 net sales of $27.6 million (Learning Curve’s 2002 net sales are not included in RC2 Corporation’s 2002 net sales). Net sales of Racing Champions Ertl branded products in the second quarter totaled $43.7 million, a 9.0% decrease compared with prior year second quarter net sales of $48.0 million. Racing vehicle replicas net sales continued to experience negative trends, declining by $2.7 million or 51.6% compared with the second quarter of 2002.

Year to Date Operating Results
Net sales for the six months ended June 30, 2003 increased by 26.2% to $112.4 million compared with $89.1 million for the six months ended June 30, 2002. Again, the sales increase between periods was attributable to the addition of Learning Curve. Sales increases occurred in the traditional children’s toys and collectible figures categories, and were partially offset by decreases in other product categories. (Refer to the attached supplemental sales reporting schedule.) Gross margin for the six months ended June 30, 2003 decreased to 50.5% as compared with 52.2% for the comparable period in 2002, due to less favorable product mix in 2003. Selling, general and administrative expenses as a percentage of net sales were 39.5% for the first six months of 2003 as compared with 36.3% for the same period in 2002. The increase in selling, general and administrative expenses was primarily due to the addition of Learning Curve. Operating income decreased to $12.4 million or 11.0% of net sales for the six months ended June 30, 2003 as compared with $14.2 million or 15.9% of net sales for the six months ended June 30, 2002.

Additional Year to Date Sales Information
Net sales of Learning Curve branded products totaled $50.0 million in the six months ended June 30, 2003 which is approximately equal to Learning Curve’s first half 2002 net sales of $49.9 million. (Learning Curve’s 2003 net sales are included in RC2 Corporation’s 2003 net sales from March 1, 2003. Learning Curve’s 2002 net sales are not included in RC2 Corporation’s 2002 net sales). Net sales of Racing Champions Ertl branded products in the six months ended June 30, 2003 totaled $78.9 million, an 11.3% decrease compared with prior year first half sales of $89.0 million. Racing vehicle replicas net sales in the first six months of 2003 declined by $6.0 million or 49.4% compared with the same period in 2002.

Commentary
Curt Stoelting, Chief Executive Officer, commented, "As expected, retail sales were slow in the second quarter and the economy continues to be soft. This has resulted in cautious spending by customers across all channels of distribution and has resulted in increased sales seasonality and what we believe is a shift in ordering patterns by retailers."

"In addition, second quarter net income comparisons were impacted by lower profit margins due to the mix of sales in the quarter, increased operating expenses from the Learning Curve acquisition and a strong 2002 second quarter earnings performance."

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Stoelting continued, "We have been very pleased by the results from our The Fast and the Furious product line. We exceeded our sales plan for The Fast and the Furious vehicle replicas during the second quarter and expanded distribution is planned in the 2003 second half with The Fast and the Furious race sets scheduled for shipment beginning in the third quarter. In the second half of 2003, we also plan to launch new products in our John Deere, Thomas the Tank Engine, Lamaze, JoyRide Studios, American Muscle and Harley-Davidson product lines. We expect that sales comparisons in all of our product categories will improve in the seasonally high second half of the year."

Stoelting added, "Our Learning Curve acquisition integration efforts are on track and we began realizing cost saving benefits in the second quarter. Additional benefits will be realized in the second half of 2003 and in 2004. We remain confident that the Learning Curve acquisition which broadened RC2’s product lines, customer base and licensing profile provides us with many opportunities to grow and expand our business."

Financial Outlook
The 2003 outlook remains unchanged from the outlook detailed in the 2003 first quarter earnings release. At that time, we suggested that the second half of 2003 would likely drive the Company’s overall operating performance in 2003. We previously stated that sales increases would come from the introductions of new products, the full year impact of new product lines launched in the second half of 2002 and the inclusion of Learning Curve. Sales increases are dependent on a number of factors including continued success and expansion of existing product lines and successful introduction of new products and product lines and are impacted by overall economic conditions including consumer retail spending and shifts in the timing of that spending. Based on higher sales volumes, the Company plans to increase operating profit by further leveraging fixed operating expenses, which could allow earnings per share to grow faster than net sales in the second half of the year. As previously stated, the Company continues to target potential 2003 earnings per share increases of 19% to 25% above 2002 earnings per share of $1.47.

Company Description
RC2 ( www.rc2corp.com ) is a leading producer and marketer of high quality, innovative collectibles and toys targeted at adult collectors and children, as measured by sales and brand recognition. The Company’s diverse product offerings include: agricultural, construction and outdoor sports vehicle replicas; automotive, high performance and racing vehicle replicas; traditional children’s toys; sports trading cards and racing apparel and souvenirs; and collectible figures. These products are sold under the Company’s market-focused brand names, including Racing Champions®, Ertl®, Ertl Collectibles®, Learning Curve, American Muscle?, AMT®, W. Britain®, Press Pass®, Eden?, Feltkids® and JoyRide Studios?. The Company supports its brands and enhances the authenticity of its products by linking them with highly recognized licensed properties from John Deere, Harley-Davidson, HIT Entertainment, Lamaze, Case, Polaris, Honda, Caterpillar, Ford, GM, DaimlerChrysler, NASCAR, NHRA, Texaco, Universal Studios, Warner Brothers, DIC Entertainment, Nintendo, Sega, Electronic Arts and Microsoft. The Company’s products are marketed through multiple channels of distribution, including chain retailers, specialty and hobby wholesalers and retailers, OEM dealers, corporate accounts for

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promotional purposes and direct to consumers. The Company sells through more than 20,000 retail outlets located in North America, Europe and Asia Pacific.

Earnings Conference Call Information
The Company’s quarterly earnings conference call will be held at 4:45 p.m. EST on Wednesday, July 30, and is available live and in replay to all analysts/investors through a webcast service. To listen to the live call, go to www.companyboardroom.com or www.vcall.com at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on CCBN and VCALL.

Forward-looking Statements
Certain statements contained in this release contain "forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "could," "expect," "intend," "may,'' "plans," "potential," "target," "should," "will," "could" and "would." Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: the Company may experience difficulties in integrating its acquisition of Learning Curve; the Company may not be able to manufacture, source and ship new and continuing products on a timely basis; the Company is dependent upon timely shipping of product and unloading of product through West Coast ports as well as timely rail/truck delivery to the Company’s warehouse and/or customers’ warehouses; customers and consumers may not accept those products at prices sufficient for the Company to profitably recover development, manufacturing, marketing, royalty and other costs; the inventory policies of retailers, together with increased reliance by retailers on quick response inventory management techniques, may increase the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight shipping schedules; competition in the markets for the Company's products may increase significantly; the Company is dependent upon continuing licensing arrangements with vehicle manufacturers, agricultural equipment manufacturers, major race sanctioning bodies, race team owners, drivers, sponsors, agents and other licensors; the Company may experience unanticipated negative results of litigation; the Company relies upon a limited number of independently owned factories located in China to manufacture a significant portion of its vehicle replicas and certain other products; the Company is dependent upon the continuing willingness of leading retailers to purchase and provide shelf space for the Company's products; and general economic conditions in the Company's markets. Such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

- Tables to Follow -

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RC2 Corporation and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share data)

	Three Months ended June 30,		Six Months ended June 30,

	2003	2002	2003	2002
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$70,059	$48,006	$112,411	$89,093
Cost of sales (1)	35,841	22,080	55,642	42,560

Gross profit	34,218	25,926	56,769	46,533
Selling, general and administrative expenses(1)	26,774	16,806	44,416	32,382

Operating income	7,444	9,120	12,353	14,151
Interest expense	1,061	1,010	1,421	1,655
Other expense (income)	359	(148)	219	(509)

Income before income taxes	6,024	8,258	10,713	13,005
Income tax expense	2,289	3,303	4,071	5,202

Net income	$3,735	$4,955	$6,642	$7,803

(1) Depreciation expense was approximately $3.1 million and $2.3 million for the quarters ended June 30, 2003 and 2002, respectively.
Depreciation expense was approximately $5.7 million and $4.5 million for the six months ended June 30, 2003 and 2002, respectively.

EPS:
Net income per share
Basic	$0.22	$0.30	$0.39	$0.50
Diluted	$0.21	$0.29	$0.37	$0.47
Weighted average shares outstanding
Basic	17,142	16,347	16,906	15,483
Diluted	18,169	17,291	17,862	16,505

	Selected Consolidated Balance Sheet Data

	June 30, 2003	March 31, 2003	June 30, 2002

	(Unaudited)	(Unaudited)	(Unaudited)

Cash and cash equivalents	$16,772	$20,410	$14,852
Trade accounts receivable, net	48,805	41,557	26,062
Inventory	50,821	44,505	27,711
Accounts payable and accrued expenses	46,920	43,444	38,015
Line of credit	57,000	55,000	23,000
Notes payable	60,000	60,000	-
Stockholders' equity	$186,190	$181,508	$154,634

General Notes:

(a)	Results for 2003 include Learning Curve International, Inc. from March 1, 2003.
As this acquisition was accounted for using the purchase method, periods prior to the acquisition effective date do not include any results for Learning Curve.
(b)	Certain prior year amounts have been reclassified to conform to the current year presentation.

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RC2 Corporation and Subsidiaries
Supplemental Sales Reporting

(in thousands) (unaudited)
Net sales by Category:	Quarter ended June 30, 2003	Quarter ended June 30, 2002	Six months ended June 30, 2003	Six months ended June 30, 2002

Automotive, high performance and racing vehicle replicas	$19,167	$18,926	$33,713	$37,709
Traditional children’s toys	30,982	8,157	42,170	13,705
Agricultural, construction and outdoor sports vehicle replicas	8,529	9,552	16,647	18,203
Sports trading cards and racing apparel and souvenirs	9,226	9,561	15,585	16,116
Collectible figures	1,341	1,518	3,041	2,691
Other	814	292	1,255	669

Net sales	$70,059	$48,006	$112,411	$89,093

Net sales by Channel:
Chain retailers	$29,631	$14,583	$46,091	$29,364
Specialty and hobby wholesalers and retailers	28,235	16,925	43,205	29,784
OEM dealers	5,395	6,526	10,601	13,192
Corporate promotional	3,191	5,547	5,982	9,459
Direct to consumers	2,846	4,166	5,408	6,723
Other	761	259	1,124	571

Net sales	$70,059	$48,006	$112,411	$89,093

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